Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-284613) of Faraday Future Intelligent Electric, Inc. of our report dated May 28, 2024, related to the consolidated financial statements of Faraday Future Intelligent Electric Inc. as of and for the year ended December 31, 2023, which appears in the Annual Report on Form 10-K of Faraday Future Intelligent Electric, Inc. for the year ended December 31, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern,

/s/ Mazars USA LLP

New York, New York

May 2, 2025